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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WEIRTON STEEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           WEIRTON STEEL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

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
In connection with its upcoming annual meeting, certain stockholders have posted questions on Weirton Steel Corporation's ("Weirton") website, which was previously filed with the Securities and Exchange Commission. Weirton is in the process of replying to each person who has posted a question on its website. Provided below are the questions Weirton has received as of November 27, 2002 and Weirton's response to each question.

QUESTION 1:

"I am a stockholder of 4,375 shares. I am not an employee, nor am I a retiree. I am just a person (who, against the odds, felt that President Bush would help the steel industry), bought shares. Bush came through. Steel prices are higher, but the share price of Weirton Steel continues to drop. I feel like I have taken a chance to support Weirton Steel, and now I am being told that my risky effort is likely to be in vain because I will have to wait in line, in a diluted position, until Weirton Steel becomes profitable in the long run through an acquisition. Here is my question:

Why doesn't the stock price of Weirton Steel improve in light of the President's actions to protect the U.S. steel industry? And, why is it in the best interest of common share stockholders to vote in favor of the changes to the charter?"


ANSWER 1:

Your email really contains two questions. To make our answer more clear, we will try to answer your email by breaking it into these two questions:

PART A TO QUESTION 1: "Why doesn't the stock price of Weirton Steel improve in light of the President's actions to protect the U.S. steel industry?"

ANSWER TO PART A TO QUESTION 1: As imports flooded U.S. markets during the steel import crisis, which began in 1998, the demand for domestic steel mirrored the nation's sluggish economy. (Note: The Dow Jones Industrial Average has slipped some 2,500 points since May 2001.) Low margin, commodity flat-rolled sheet selling prices in the U.S. plunged to record lows; an alarming amount of steel companies (36) filed for bankruptcy or liquidated their assets; and capacity outgrew demand. Steel companies lost hundreds of millions of dollars during this downturn and, as a result, their stocks declined as did their attractiveness on Wall Street.

     Weirton Steel, with 60 percent of its product mix in low margin, commodity flat-rolled products, was among those to suffer financially. After President Bush announced the tariff program in March, commodity flat-rolled sheet steel prices began to recover, but at a slower-than-anticipated pace. Market pricing only briefly returned to levels seen before the beginning of the steel import crisis and the economy has not shown consistent growth during this period. The recovery period now seems to have been brief as commodity flat-rolled prices have dropped $30 to $40 a ton in the last month as supply of those products, both domestic and foreign, have outweighed demand.

     Weirton Steel's balance sheet has improved quarter-by-quarter during 2002, but the company has yet to turn a profit, having lost $93 million in the first nine months of the year. As we expect downturns in the business cycle for low-margin commodity flat-rolled products to last longer than upswings, it will be difficult for Weirton to be attractive in the marketplace -- given its current product mix and an expected growth in imports as tariff rates drop in the next two years. This underscores why our strategic direction is to make acquisitions that will allow us to move away from commodity products and increase the percentage of our product mix composed by higher margin, value-added products.

PART B TO QUESTION 1: "Why is it in the best interest of common share stockholders to vote in favor of the changes to the charter?"

ANSWER TO PART B TO QUESTION 1: Our company's long term survival rests on our ability to grow our value-added product lines, especially tin mill and other value-added products. To do so, we MUST be able to purchase all or part of another company's value-added steel operations.

   Long term, the implementation of our strategy is expected to improve Weirton's financial performance because it would consolidate Weirton's position as an industry leader in the production of tin mill products, focus Weirton's business on its core operation capabilities and customer base, reduce Weirton's exposure to the volatile commodity flat rolled sheet market and create a platform for further expansion as a supplier of materials and solutions to the packaging industry.

  Currently, there are several bankrupt steel companies that have tin operations and other value-added product lines that we may be interested in purchasing. However, Weirton Steel is not viewed by the financial community or by the bankruptcy court - which decides purchases of bankrupt steel operations - as a credible bidder for steel or steel-related operations. We simply do not have the cash or the financial ability to make acquisitions. We NEED an outside equity group or company to invest in the company in order to raise cash to acquire these operations.

   No outside investor is currently interested in making a major investment in Weirton Steel to fund an acquisition because:

   - there are not enough shares of our capital stock available to interest them;

   - our current charter would allow a new investor only to vote 5 percent of its shares regardless of how many the new investor may own, and

   - our supermajority voting system provides an investor with no influence or control over Weirton even though a very substantial investment may be made.

   The purpose of the contingent charter proposals is to increase our authorized capital and to change our governance system so that the company will have a normal governance structure like other well-capitalized publicly held U.S. steel companies. The changes would be triggered by future Board approval of a "transformative event" and would avoid the need to seek stockholder approval at the time an acquisition is proposed to occur.

   Industry and financial competitors interested in acquiring steel assets, particularly from bankrupt companies, currently hold a decisive advantage over us because it is easier and faster for them to make acquisitions, since they do not need to seek a supermajority stockholder to approve the issuance of voting securities to fund an acquisition.

   If the proposed changes to the charter and bylaws do not occur, we believe two things are likely to happen:

   - If or when steel assets come up for sale in the near future, Weirton would not have sufficient funding to be considered a legitimate bidder and would miss an opportunity to reposition our business; and

   - As a stand-alone steel company, Weirton will enter the next downturn in a highly vulnerable position and may be forced to seek bankruptcy protection or commence liquidation proceedings

If because it was not successful in repositioning its business, Weirton Steel is forced to seek bankruptcy protection in the next downturn, common stock shareholders like yourself would likely receive very little or nothing. Therefore, while we appreciate that the dilution that you will suffer if we consummate a transformative acquisition is not desirable, we believe that this alternative is financially preferable to a scenario where the value of your stock holdings is reduced to zero.

QUESTION 2: Will "active employees ... get nothing but the retirees ... get to keep their pensions?"

ANSWER 2:  NO!

The status as an active or retiree is not the primary factor in determining your future pension benefits. First and foremost, know that you cannot lose your vested benefits unless the pension plan is not fully funded. If a company files for bankruptcy, the status of active employee's pension benefits does not change. If, as is the case of LTV, the bankruptcy leads to a liquidation, the pension plan could be terminated. When plans, like LTV, are terminated, the Pension Benefit Guaranty Corporation (PBGC) would take over the asset of the plan and make the payments to the retirees. However, the payments to retirees and active employees could be subject to a recalculation and a maximum guarantee amount, based on the age of the individual. For 2002 the PBGC maximum guarantee by age is as follows:

65 - $3,579.55
62 - $2,827.84
60 - $2,326.71
55 - $1,610.81

While it is hard to know exactly what would happen to pension benefits of a plan that is not fully funded, post retirement medical is a different story. These benefits are not covered by a "fund" like the pension plan is. Retirees can lose ALL medical insurance benefits if Weirton is not able to pay.

Ultimately, the stability of the Company is the biggest factor that impacts your future pension and post retirement medical. That is why your proxy vote is very important -- it provides the Company an opportunity to find funding to make acquisitions that would help improve Weirton's stability.